EXHIBIT 99


                                          For Release:  IMMEDIATE
                                         Date:  November 18, 1998


EXCEL
News Release

                         EXCEL INDUSTRIES
                    RETAINS INVESTMENT BANKERS
                 TO ASSESS STRATEGIC ALTERNATIVES


ELKHART, Ind., Nov. 18 -- Excel Industries, Inc. (NYSE:EXC) today said it has engaged Morgan Stanley Dean Witter & Co. as its financial advisor to consider strategic alternatives to benefit
Excel and enhance shareholder value.

     James O. Futterknecht, Jr., Chief Executive of Excel, said the company will work with Morgan Stanley to evaluate potential acquisitions, a recapitalization, financings, a merger of equals and other special corporate transactions. "The company's board of directors has reviewed on an ongoing basis the strategies it believes suitable in our business environment," Futterknecht said. "This is a further step to ensure that we do not overlook any reasonable way to increase benefit to Excel and value to its shareholders."

     Morgan Stanley Dean Witter & Co. is a global financial services firm and a market leader in securities, asset management, and credit and transaction services.

     Serving customers since 1928, Excel Industries, Inc. is a technically innovative tier-one and tier-two supplier to the automotive, heavy truck, recreational vehicle and bus industries. It produces window, door and seating systems, RV appliances, and complex injection-molded parts. Excel has a global commitment to continuous improvement of quality, cost and delivery of reliable components and systems.

                              # # #

For Further Information:

     COMPANY CONTACT:                   CHICAGO:
     Joseph A. Robinson                      William C. Schall
     Senior VP and CFO                       3023 N. Clark St. #210
     219/264-2131                            773/281-4727

[You can obtain recent investor communications, such as shareholder reports and news releases, by fax from Excel. Call 219/262-9961, ext. 555, and follow recorded instructions. You can reach Excel at www.excelinc.com on the Internet.]